                                                                    EXHIBIT 99.3



May 20, 2000

Board of Directors
Active Software, Inc.
3333 Octavius Drive
Santa Clara, California 90504

Gentlemen:

        We understand that Active Software, Inc., a Delaware corporation ("Seller"), webMethods, Inc., a Delaware corporation ("Buyer") and Wolf Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Seller, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each outstanding share of the common stock, par value $0.00l per share ("Seller Common Stock"), of Seller will be converted into the right to receive 0.527 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock"). The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the United States Internal Revenue Code of 1986, as amended and to be recorded as a "pooling of interests" under generally accepted accounting principles. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement. You have requested our opinion as to whether the Exchange Ratio is fair from a financial point of view to the stockholders of Seller as of the date hereof.

        In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and for the most recent fiscal quarters for which published results are available and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of a draft of the Merger Agreement dated May 19, 2000 (the "Draft Merger Agreement"); (iii)

Board of Directors
Active Software, Inc.
May 20, 2000
Page 2









reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the software industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of technology companies which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of each of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

        In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us and that neither Buyer nor Seller is currently involved in any material transaction other than the Merger, other publicly announced transactions, other preliminarily discussed transactions confidentially disclosed to us and those activities undertaken in the ordinary course of conducting their respective businesses. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

Board of Directors
Active Software, Inc.
May 20, 2000
Page 3






        As you are aware, we were not retained to nor did we advise Seller with respect to alternatives to the Merger or Seller's underlying decision to proceed with or effect the Merger. Further, we were not requested to nor did we solicit or assist Seller in soliciting indications of interest from third parties for all or any part of Seller.

        We have further assumed with your consent that the Merger will be consummated substantially in accordance with the terms described in the Draft Merger Agreement, without any further material amendments thereto, and without waiver by Seller of any of the conditions to Buyer's obligations thereunder.

        We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion. In the ordinary course of our business, we may actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Exchange Ratio is fair from a financial point of view to the stockholders of Seller (other than Buyer and its affiliates) as of the date hereof.

        We are not expressing an opinion regarding the price at which the shares of Buyer Common Stock may trade at any future time. The Exchange Ratio is a fixed exchange ratio and, accordingly, the market value of the shares of Buyer Common Stock to be received by the stockholders of Seller may vary significantly.

        This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Exchange Ratio to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent,

Board of Directors
Active Software, Inc.
May 20, 2000
Page 4






which consent is hereby given to the inclusion of this opinion in the Joint Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                              Very truly yours,



                              THOMAS WEISEL PARTNERS LLC